Exhibit 10.2

HIGHLANDS BANKSHARES, INC.

PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT

THIS PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of [                    ] (“Award Date”), is made by and between Highlands Bankshares, Inc., a Virginia corporation (the “Company”), and [                    ] (“Grantee”).

WHEREAS, the board of directors (the “Board”) and shareholders of the Company have adopted the Highlands Bankshares, Inc. 2018 Restricted Stock Plan (the “Plan”), pursuant to which the Company may grant awards of restricted stock (“Restricted Stock”); and

WHEREAS, the Company desires to grant to Grantee, and Grantee desires to accept, the number of shares of Restricted Stock provided herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Definitions. For purposes of and as used in this Agreement, the terms defined below shall, when capitalized, have the indicated meanings.

(a)    “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with, the Company, as determined by the Company.

(b)    “Change in Control” shall mean: (x) the acquisition by one person or entity (a “Person”) (or more than one Person acting as a group) of ownership of stock of the Company that, together with the stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock; (y) the replacement of a majority of the members of the Board of the Company during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or (z) the acquisition (or series of acquisitions within a 12-month period) by one Person (or more than one Person acting as a group) of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).

(c)    “Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Agreement, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(d)    “Common Stock” means the common stock, $0.625 par value, of the Company.

(e)    “Continuous Service” means the absence of any interruption or termination of service as an employee, officer, consultant, or director of the Company or any Affiliate, as applicable. The Grantee’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Grantee renders service to Company or an Affiliate as an employee, consultant, or director or a change in the entity for which the Grantee renders such service, provided that there is no interruption or termination of the Grantee’s Continuous Service; provided further that this sentence shall only be given effect to the extent consistent with Section 409A of the Code. The Board or its designee, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence.

(f)    “Disability” of the Grantee means the inability of the Grantee, as reasonably determined by the Company, to perform the essential functions of the Grantee’s regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months. In the event of a dispute, the determination of whether the Grantee has suffered a Disability will be made by the Board or its designee and may be supported by the advice of a physician competent in the area to which such Disability relates.

(g)    “Parent” means a corporation, limited liability company, partnership, or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company.

(h)    “Subsidiary” means any corporation, limited liability company, partnership, or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

Section 2. Grant of Restricted Stock. The Company hereby issues to Grantee on the Award Date a Restricted Stock award (the “Award”) of [                    ] whole shares of Common Stock on the terms and conditions set forth in this Agreement in consideration of the services to be rendered by Grantee to the Company or to any Affiliate of the Company.

Section 3. Restricted Period; Vesting.

(a)    Except as otherwise provided herein, provided that the Grantee remains in Continuous Service through the applicable vesting date set forth below (the “Vesting Date”), and further provided that any additional conditions and performance goals set forth in Schedule I have been satisfied, the Restricted Stock subject to the Award will vest in accordance with the following schedule:

Vesting Date	Shares of Common Stock

(b)    Restrictions. The Restricted Stock subject to the Award and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, except by will or the laws of descent and distribution, during the period prior to the date on which the Restricted Stock vests and the restrictions are removed (the “Restricted Period”). Any attempt to dispose of any Restricted Stock subject to the Award in contravention of the above restriction shall be null and void and without effect and shall result in forfeiture of the Award.

(c)    Forfeiture of Restricted Stock upon Termination of Continuous Service. Except as otherwise provided herein, if the Grantee’s Continuous Service terminates for any reason at any time before some or all of the shares of Restricted Stock subject to the Award have vested, the Grantee’s unvested Restricted Stock shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement. Any Restricted Stock forfeited pursuant to this Agreement shall be transferred to, and reacquired by, the Company without payment of any consideration by the Company, and neither Grantee nor any of Grantee’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Stock.

(d)    Accelerated Vesting upon Death or Disability.

(i)    In the event of the death or Disability of Grantee prior to the lapse of restrictions on any Restricted Stock granted hereunder, all such Restricted Stock shall vest subject to Pro Rata Acceleration (as defined below) as of the date of Grantee’s death or the date Grantee gives notice of Grantee’s Disability (the “Event Date”).

(ii)    As used in this Section 3(d), “Pro Rata Acceleration” means the Award will vest prorated through the Event Date, with such prorated amount to be calculated by multiplying the number of shares of Restricted Stock subject to the Award by a fraction, the numerator of which shall be equal to the number of days inclusive between the Award Date and the Event Date, and the denominator of which shall be equal to the number of days inclusive between the Award Date and the Vesting Date.

(e)    [intentionally omitted]

Section 4. Rights as Shareholder; Dividends.

(a)    Ownership of Shares. Subject to the restrictions set forth in this Agreement, Grantee shall possess all incidents of ownership of the Restricted Stock granted hereunder, including, without limitation, (i) the right to vote such Restricted Stock, and (ii) subject to Section 4(b) hereof, the right to receive dividends with respect to such Restricted Stock (but only to the extent declared and paid to holders of Common Stock by the Company in its sole discretion); provided, however, that any such dividends shall be treated, to the extent required by applicable law, as additional compensation for tax purposes if paid on such Restricted Stock.

(b)    Dividends. Any dividends with respect to Restricted Stock granted hereunder (whether such dividends are paid in cash, stock or other property) (i) shall be subject to the same restrictions (including the risk of forfeiture) as the shares Restricted Stock with regard to which they are issued; (ii) shall be held by the Company for Grantee prior to vesting; and (iii) shall be paid or otherwise released to Grantee, without interest, only after the vesting of the Restricted Stock with regard to which they were issued.

(c)    Book Entry Form. The Company shall issue the Restricted Stock in book entry form, registered in the name of Grantee, with restrictive notations referring to the terms, conditions and restrictions applicable to the Award.

(d)    Tax Liability and Withholding. Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to Grantee, the amount of any required withholding taxes in respect of the Restricted Stock and to take all such other action as the Board, or its designated committee, deems necessary to satisfy all obligations for the payment of such withholding taxes. The Board, or its designated committee, may permit Grantee to satisfy any federal, state or local tax withholding by any of the following means, or by a combination of such means: (A) tendering a cash payment, or (B) authoring the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to Grantee as a result of the vesting of the Restricted Stock; provided, however, no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withhold by law; and/or (C) delivering to the Company previously owned and unencumbered shares of Common Stock.

(e)    Section 83(b) Election. Grantee hereby acknowledges that Grantee may file an election pursuant to Section 83(b) of the Code to be taxed currently on the fair market value of the Restricted Stock (less the purchase price paid for the Restricted Stock, if any), provided that such election must be filed with the Internal Revenue Service NO LATER THAN 30 DAYS AFTER THE GRANT OF SUCH RESTRICTED STOCK. THIS TIME PERIOD CANNOT BE EXTENDED. GRANTEE ACKNOWLEDGES THAT TIMELY FILING OF A SECTION 83(b) ELECTION IS GRANTEE’S SOLE RESPONSIBILITY. Grantee will seek the advice of Grantee’s own tax advisors as to the advisability of making such a Section 83(b) election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of the Award under federal, state, and any other laws that may be applicable. The Company and its Affiliates and agents have not and will not provide any tax advice to Grantee.

(f)    Clawback. Any shares of Common Stock awarded to Grantee in settlement of this Award are subject to clawback as may be required by law, government regulation, or national stock exchange listing requirements (or any policy adopted by the Company pursuant to any such law, government regulation or national stock exchange listing requirements). In addition, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, the Board in its sole discretion may require Grantee to surrender a portion or all of the shares of Common Stock received in settlement of the Award.

(g)    Excess Parachute Payment Limitation.

(i)    In the event that any payments or benefits provided or to be provided by the Company or its Affiliates to Grantee or for Grantee’s benefit pursuant to the terms of this Agreement or otherwise under any other agreement, award, or plan (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code (or any successor provision thereto) and would, but for this Section 3(g), be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax.

(ii)    The Covered Payments shall be reduced in a manner that maximizes Grantee’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(iii)    If, notwithstanding any reductions described in this Section 4(g), the IRS determines that any Covered Payment constitutes an excess parachute payment (as defined by Section 280G(b) of the Code), then this Section 4(g) shall be reapplied based on the IRS’ determination, and Grantee shall be obligated to pay back to the Company, within 30 days after a final IRS determination or, in the event that Grantee challenges the final IRS determination, a final judicial determination, the portion of the Covered Payments required to avoid imposition of the Excise Tax.

(iv)    Any determination required under this Section 4(g), including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. The Grantee shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 4(g). The Company’s determinations shall be final and binding on the Company and Grantee.

Section 5. Acceptance. By Grantee’s signature on this Agreement, Grantee accepts the Award set out in this Agreement and irrevocably agrees, on behalf of Grantee and Grantee’s successors, permitted assigns, heirs, beneficiaries, executors and administrators, to the terms and conditions of this Agreement. By entering into this Agreement and accepting the Award, Grantee acknowledges that: (a) Grantee’s acceptance of this Agreement is voluntary; (b) the value of the Award is an extraordinary item which is outside the scope of any employment contract with Grantee; (c) the Award is not part of normal or expected compensation for any purposes, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and Grantee will not be entitled to compensation or damages as a consequence of Grantee’s forfeiture of any unvested portion of the Award as a result of Grantee’s termination of service with the Company or any Affiliate thereof for any reason; and (d) in the event that Grantee is not a direct employee of the Company or any Affiliate thereof, the grant of the Award will not be interpreted to form an employment relationship with the Company or any Affiliate thereof, and the grant of the Award will not be interpreted to form an employment contract with the Company or any Affiliate thereof. The Company will be under no obligation whatsoever to advise Grantee of the existence, maturity or termination of any of Grantee’s rights hereunder, and Grantee shall be responsible for familiarizing himself or herself with all matters contained herein.

Section 6. Miscellaneous.

(a)    Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified United States mail, postage prepaid, which shall be addressed, in the case of the Company, to both the chief executive officer and the chief financial officer of the Company at the principal office of the Company and, in the case of Grantee, to Grantee’s address appearing on the books of the Company or to Grantee’s residence or to such other address as may be designated in writing by Grantee. Notices may also be delivered to Grantee during his or her employment, through the Company’s inter-office or electronic mail systems.

(b)    No Right to Continued Employment. Nothing in this Agreement shall confer upon Grantee any right to continue in the employment of the Company or any Affiliate thereof or shall interfere with or restrict in any way the right of the Company or any Affiliate thereof which is hereby expressly reserved, to remove, terminate or discharge Grantee at any time for any reason whatsoever, with or without cause and with or without advance notice.

(c)    Compliance with Law. The issuance and transfer of shares of Common Stock in connection with this Award shall be subject to compliance by the Company and Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any national stock exchange on which the Company’s Common Stock may be listed. No shares of Common Stock in connection with this Award shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

(d)    Regulatory Requirements. Notwithstanding anything in this Agreement to the contrary, to the extent that any state or federal banking regulatory authority finds that any change to the Plan and/or this Agreement is required, necessary, advisable or deemed appropriate, then this Agreement shall be automatically amended to incorporate such change, without further action of Grantee. In such event, the Board shall provide Grantee with notice thereof.

(e)    Adverse Tax Consequences. Notwithstanding anything contained in this Agreement to the contrary, to the extent that either the Board or the United States government (including, without limitation, any agency thereof) determines that the Award granted to Grantee pursuant to this Agreement is prohibited or substantially restricted by, or subjects the Company to any adverse tax consequences that the Company is not otherwise subject to on the Award Date because of any current or future United States law, rule, regulation, or other authority, then this Agreement shall automatically terminate effective as of the Award Date and the Award shall automatically be cancelled as of the Award Date without further action on the part of the Board or its designated committee or Grantee and without any compensation to Grantee for such termination and cancellation. The Board, or its designated committee, shall provide notice to Grantee of any such termination and cancellation.

(f)    Section 409A. The intent of the parties is that benefits under this Agreement be exempt from the provisions of Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Grantee by Section 409A or any damages for failing to comply with Section 409A hereunder or otherwise.

(g)    Imposition of Other Requirements. If Grantee relocates to another country after the Award Date, the Company reserves the right to impose other requirements on Grantee’s rights on this Agreement, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(h)    Successors. The Company may assign any of its rights or delegate any of its obligations under this Agreement without the consent of Grantee. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of Grantee and the beneficiaries, executors, administrators, heirs and successors of Grantee.

(i)    Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions thereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(j)    No Waiver. The failure of the Company to enforce any provision of this Agreement at any time shall in no way constitute a waiver of such provision or of any other provision hereof.

(k)    Entire Agreement. This Agreement constitutes the entire agreement between Grantee and the Company and supersedes and cancels any other agreement, representation or communication, whether oral or in writing, between the parties hereto relating to the subject matter hereof.

(l)    Amendment. The Board, in its sole discretion, may hereafter amend the terms of this Award, but no such amendment shall be made which would materially impair the rights of Grantee without Grantee’s consent. No amendment shall be valid unless in writing.

(m)    Governing Law. This Agreement and the rights of the parties hereunder shall be construed and determined in accordance with the statutory laws and procedural provisions of the Commonwealth of Virginia, including such state’s law of privilege, without giving effect to its conflict of law principles.

(n)    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction and shall not constitute a part of this Agreement.

(o)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

(p)    Discretionary Nature of Agreement. The grant of the Award in this Agreement does not create any contractual right or other right to receive other awards of Restricted Stock, qualified or non-qualified stock options, or other types of equity or cash awards in the future. Future awards or grants, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of Grantee’s employment by or service to the Company or any Affiliate thereof.

(signature page follows)

By Grantee’s signature and the signature of the Company’s representative below, this Agreement shall be deemed to have been executed and delivered by the parties hereto as of the Award Date set forth on the first page of this Agreement.

HIGHLANDS BANKSHARES, INC.	GRANTEE

[NAME]	[NAME]

Schedule I

Performance-Based Vesting Conditions

References in this Schedule I to “Agreement” shall mean the Performance-Based Restricted Stock Award Agreement, inclusive of this Schedule I, and references to “Award” shall mean the Restricted Stock Award evidenced by the Agreement.

1.    Performance Vesting Schedule.

(a)    Performance Vesting Schedule. Subject to the additional conditions set forth in this Schedule I, the number of shares of Restricted Stock that are earned for the Performance Period with respect to each metric (each, a “Performance Metric”) shall equal: (i) the total number of shares of Restricted Stock granted, times (ii) the applicable weight, times (iii) the percentage earned in accordance with the following table, rounded down to the next whole share:

		Goal
Performance Metric	Weight	Below Threshold	Threshold	Target	Superior
ROAE	33.3%	<8.1%	8.1%	10.2%	>=12.2%
ROAA	33.3%	<0.80%	0.80%	1.00%	>1.20%
EPS	33.3%	<$0.55	$0.55	$0.69	>=$0.83
Percentage earned (vested) % of Target		0%	50%	100%	150%

(b)    Determination.    The determination as to whether, and the extent to which, the performance vesting requirements of Section 1(a) above have been satisfied for the Performance Period shall be made as soon as practicable after the end of the Performance Period, and such results shall be certified in writing by the Board or its designated committee as soon as reasonably practicable after the Performance Period, such date being referred to herein as the “Certification Date.” Performance at or above the threshold level will result in all or a portion of the shares of Restricted Stock becoming earned (“Earned Performance Shares”) as set forth above. Shares of Restricted Stock subject to the Award shall be forfeited and cancelled in full if the Company’s performance during the Performance Period does not meet or exceed the threshold of the applicable Performance Metric.

(c)    Vesting Date for Earned Performance Shares. All of the Earned Performance Shares will vest as of the last day of the Performance Period, provided that the Grantee is in Continuous Service on such date, and the Company shall pay dividends earned on such Earned Performance Shares, if any, to the Grantee not later than 60 days following the Certification Date.

(d)    Adjustments. In determining the number of shares that vest, to the extent permitted by the regulations of the Internal Revenue Service under Section 162(m) of the Code, the Board, or its designated committee, may permit certain adjustments to any Performance Metric based on non-recurring events such as: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles or regulations, or other laws or provisions affecting reported results, (d) mergers, acquisitions or divestitures, (e) foreign exchange gains and losses, or (f) other extraordinary, unusual, and/or nonrecurring items of gain or loss as defined under U.S. generally accepted accounting principles.

2.     Additional Definitions. The following terms shall have the following meanings when used in this Schedule I:

(a)    “EPS” shall mean the Company’s publicly reported earnings per share as determined in accordance with U.S. generally accepted accounting principles in effect as of the Certification Date. The EPS threshold set forth in Section 1(a) of this Schedule I will be considered achieved if, as of the last business day of the applicable calendar quarter, the sum of the Company’s EPS for the previous [                    ] calendar quarters equals or exceeds the specified EPS threshold. EPS shall be subject to adjustment as set forth in Section 1(e) of this Schedule I.

(b)    “Performance Period” means the period commencing [                    ] and ending [                    ].

(c)    “ROAA” means the average of the Company’s return on average assets over the Performance Period as measured by net income, divided by average total assets. ROAA shall be determined in accordance with U.S. generally accepted accounting principles in effect as of the Certification Date and shall be subject to adjustment as set forth in Section 1(e) of this Schedule I.

(d)    “ROAE” means the average of the Company’s return on average shareholders’ equity over the Performance Period as measured by net income divided by average total shareholders’ equity. ROAE shall be determined in accordance with U.S. generally accepted accounting principles in effect as of the Certification Date and shall be subject to adjustment as set forth in Section 1(e) of this Schedule I.

3.    Change in Control. In the event of a Change in Control of the Company prior to the Certification Date, the Award shall become immediately earned at the 100% (target) level as of the date of such Change in Control and shall be payable at the 100% (target) level.